EXHIBIT 16

                          LETTER FROM HEIN & ASSOCIATES

                                                                   June 14, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: File No. 001-12635

Ladies and Gentlemen:

We were engaged as the principal accountants for Paradise Music and Entertainment, Inc. (the "Company") and formally resigned such engagement as of May 18, 2004. We have read the Company's statements included pursuant to Item 4 in its Current Report on Form 8-K dated October 3, 2003. At the request of the Company, we hereby state that we agree with the statements included in Item 4 of the Form 8-K that relate to our firm.


/s/ Hein & Associates LLP
Certified Public Accountants